Exhibit 7

AMENDMENT OF STOCKHOLDERS AGREEMENT

THIS AMENDMENT OF STOCKHOLDERS AGREEMENT (this “Amendment”) is entered into as of September 22, 2004, by and among certain stockholders (each, a “Stockholder,” and together, the “Stockholders”) of Vicuron Pharmaceuticals Inc. (formerly known as Versicor Inc.), a Delaware corporation (the “Company”).

THE PARTIES TO THIS AMENDMENT enter into this Amendment on the basis of the following facts, intentions and understandings:

A.     The Stockholders previously entered into that certain Stockholders Agreement dated as of July 30, 2002 (the “Agreement”), whereby each Stockholder agreed to, among other things, vote (or cause to be voted) all of such Stockholders’ shares for nominees to the Company’s Board of Directors (the “Board”) who have been recommended by the Board according to certain procedures set forth in Section 14A of the Company’s Amended and Restated Bylaws (the “Bylaws”).

B.     The Bylaws have been further amended to delete Section 14A.

C.     The Stockholders desire to terminate the Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, the parties agree as follows:

1.     Termination of Stockholders Agreement. Notwithstanding Article II of the Agreement, the Stockholders agree to terminate the Agreement effective as of September 22, 2004.

2.     Consents Effective. Nothing in this Amendment is intended as a revocation or alteration of the approvals previously granted by the Stockholders pursuant to the Agreement.

3.     Notices. All notices, requests, claims, demands and other communications under this Amendment shall be in writing and shall be deemed given if delivered personally, sent by express courier (providing proof of delivery) or communicated by confirmed facsimile to the parties at the addresses (or at such other address for a party as shall be specified by like notice) set forth next to the Stockholder’s name on Schedule I hereto, with a copy to the President of the Company.

4.     Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a)     This Amendment and the transactions contemplated hereby, and all disputes between the parties under or related to this Amendment or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

(b)     Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware state court, or Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Amendment or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware state court or, to the extent permitted by law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware state or Federal court, and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding any such Delaware state or Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Amendment irrevocably consents to service of process in the manner provided for notices in Section 3 hereof. Each party not located in the United States irrevocably appoints CT Corporation System, which currently maintains a Delaware office at 1209 Orange Street, Wilmington, Delaware 19801, United States of America, as its agent to receive service of process or other legal summons for purposes of any such suit, action or proceeding that may be instituted in any state or federal court in the State of Delaware. Nothing in this Amendment shall affect the right of any party to this Amendment to serve process in any other manner permitted by law.

(c)     EACH PARTY ACKNOWLEDGES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AMENDMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AMENDMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY ACKNOWLEDGES AND AGREES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD, IN THE EVENT OF LITIGATION, SEEK TO PREVENT OR DELAY ENFORCEMENT OF EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AMENDMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4(c).

5.     Counterparts; Effectiveness. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

6.     Entire Agreement; Amendments. This Amendment constitutes the entire agreement of the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

[Signature page follows.]

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be duly executed as of the date first written above.

THE “STOCKHOLDERS”

/s/ George F. Horner III
George F. Horner III

/s/ Claudio Quarta
Claudio Quarta

/s/ James H. Cavanaugh
James H. Cavanaugh

/s/ Francesco Parenti
Francesco Parenti

[SIGNATURE PAGE TO AMENDMENT OF STOCKHOLDERS AGREEMENT]

S-1

SCHEDULE I

NOTICES

Stockholder	Notice to:	With a Copy to:*

George F. Horner III	Vicuron Pharmaceuticals Inc. 455 South Gulph Road, Suite 305 King of Prussia, PA 19406 Facsimile: (610) 205-2333	O’Melveny & Myers LLP 275 Battery Street, 26th Floor San Francisco, CA 94111 Facsimile: (415) 984-8701 Attention: Peter T. Healy, Esq.

Claudio Quarta		Studio Legale Chiomenti One Rockefeller Plaza New York, NY 10020 Facsimile: (212) 660-6401 Attention: Paolo Giacometti

James H. Cavanaugh	Healthcare Ventures V, L.P. 44 Nassau Street Princeton, NJ 08452 Facsimile: (609) 430-9525	O’Melveny & Myers LLP 275 Battery Street, 26th Floor San Francisco, CA 94111 Facsimile: (415) 984-8701 Attention: Peter T. Healy, Esq.

Francesco Parenti	via Cellini, 24 20020 Lainate (MI)

* plus, in all cases, with a copy to the President of the Company.

Schedule 1